Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Rainey Mancini (212) 284-3049 Media Relations: Jill Marvin (212) 572-4438

THE ESTÉE LAUDER COMPANIES TO ISSUE $1.8 BILLION OF SENIOR NOTES

New York, NY, November 19, 2019 -- The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $500 million aggregate principal amount of its 2.000% Senior Notes due 2024, $650 million aggregate principal amount of its 2.375% Senior Notes due 2029 and $650 million aggregate principal amount of its 3.125% Senior Notes due 2049.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission and effective as of May 21, 2018. The closing of the offering is expected to occur on or about November 21, 2019.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include funding the recently announced acquisition of Have & Be Co. Ltd. and refinancing its $500 million aggregate principal amount of 1.800% Senior Notes due February 7, 2020. Pending any specific application, it may initially invest funds in short-term marketable securities.

BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BNP Paribas Securities Corp. and MUFG Securities Americas Inc. are the joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146 or by email at prospectus@citi.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: Investment Grade Syndicate Desk or by telephone at 1-212-834-4533; BNP Paribas Securities Corp., 787 Seventh Avenue, New York, New York 10019, or by telephone at 1-800-854-5674 or by email at new.york.syndicate@bnpparibas.com or MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020 or by telephone at 1-877-649-6848.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on May 21, 2018, and this offering is being made by means of a prospectus supplement.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.